                                                                   EXHIBIT 10.49


                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG

                        FIDELITY NATIONAL FINANCIAL, INC.

                          BRON ACQUISITION CORPORATION

                              BRON RESEARCH, INC.,

                                       AND

                     THE SHAREHOLDERS OF BRON RESEARCH, INC.



                         DATED AS OF SEPTEMBER 24, 1997

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
                                       TABLE OF CONTENTS                                     PAGE
RECITALS....................................................................................    1
INDEX OF EXHIBITS...........................................................................   iv
INDEX OF SCHEDULES..........................................................................   iv

                                           ARTICLE I
                                      Certain Definitions..................................     2

                                           ARTICLE 2
                                    Plan of Reorganization.................................     7
2.1     The Merger.........................................................................     7
2.2     Conversion of Securities...........................................................     7

                                           ARTICLE 3
                                            Closing........................................     9
3.1.    Closing............................................................................     9
3.2     Mutual Deliveries at Closing.......................................................     9
3.3     Shareholders' Deliveries at Closing................................................     9
3.4     Company's Deliveries at Closing....................................................     9
3.5     FNFI's Deliveries at Closing.......................................................    10
3.6     Conditions of FNFI.................................................................    11
3.7     Conditions of Company and Shareholders.............................................    12

                                           ARTICLE 4
                 Representations and Warranties of Company and Shareholders................    14
4.1     Representations and Warranties of Company..........................................    14
        4.1.1    Organization and Standing; Articles and Bylaws............................    14
        4.1.2    Authorization.............................................................    14
        4.1.3    Subsidiaries..............................................................    14
        4.1.4    Capitalization............................................................    14
        4.1.5    Financial Statements......................................................    15
        4.1.6    Material Contracts........................................................    16
        4.1.7    Assets Other Than Real Property...........................................    16
        4.1.8    Real Property.............................................................    16
        4.1.9    No Conflicts..............................................................    17
        4.1.10   Litigation................................................................    17
        4.1.11   Taxes.....................................................................    17
        4.1.12   Employees.................................................................    18
        4.1.13   Governmental Consents.....................................................    18
        4.1.14   Operating Rights..........................................................    18

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
        4.1.15   Compliance with Applicable Laws...........................................    18
        4.1.16   Insurance.................................................................    19
        4.1.17   Absence of Changes........................................................    19
        4.1.18   Employee Plans............................................................    20
        4.1.19   Intellectual Property Rights..............................................    20
        4.1.20   Environment, Health and Safety............................................    21
        4.1.21   Certain Transactions......................................................    21
        4.1.22   Bank Accounts; Powers of Attorney.........................................    21
        4.1.23   Tax-Free Reorganization...................................................    22
        4.1.24   Employee Loans............................................................    22
        4.1.25   Pooling...................................................................    22
        4.1.26   Brokers' Fees.............................................................    22
        4.1.27   Full Disclosure...........................................................    22
4.2     Representations and Warranties of Shareholders.....................................    22
        4.2.1    Authority.................................................................    22
        4.2.2    Ownership of Shares.......................................................    22
        4.2.3    No Conflicts..............................................................    23
        4.2.4    Litigation................................................................    23
        4.2.5    Certain Transactions......................................................    23
        4.2.6    Investment Representations................................................    23
        4.2.7    Absence of Claims Against Company.........................................    24
        4.2.8    Tax-Free Reorganization...................................................    24
        4.2.9    Continuity of Interest....................................................    24
        4.2.10   Pooling...................................................................    24
        4.2.11   Brokers' Fees.............................................................    24
        4.2.12   Disclosure................................................................    24

                                           ARTICLE 5
                       Representations and Warranties of FNFI and Newco....................    24
5.1     Organization and Standing; Articles and Bylaws.....................................    25
5.2     Authorization......................................................................    25
5.3     No Conflicts.......................................................................    25
5.4     Fidelity SEC Documents.............................................................    25
5.5     Fidelity Common Stock..............................................................    26
5.6     Governmental Consents..............................................................    26
5.7     Tax-Free Reorganization............................................................    26
5.8     Brokers' Fees......................................................................    26
5.9     Full Disclosure....................................................................    26

                                           ARTICLE 6
                              Conduct of Business Pending Closing..........................    27
6.1     Qualification......................................................................    27
6.2     Ordinary Course....................................................................    27
6.3     Corporate Changes..................................................................    27

6.4     Indebtedness.......................................................................    27
6.5     Accounting.........................................................................    27
6.6     Compliance with Legal Requirements.................................................    28
6.7     Disposition of Assets..............................................................    28
6.8     Compensation.......................................................................    28
6.9     Modification or Breach of Agreements; New Agreements...............................    28
6.10    Capital Expenditures...............................................................    28
6.11    Consents...........................................................................    28
6.12    Maintenance of Insurance...........................................................    29
6.13    Discharge..........................................................................    29
6.14    Claims.............................................................................    29
6.15    Taxes and Tax Assessments..........................................................    29

                                           ARTICLE 7
                                     Additional Covenants..................................    29
7.1     Covenants of Company and Shareholders..............................................    29
7.2     Covenants of FNFI and Newco........................................................    30
7.3     Tax-Free Reorganization/Tax Advice.................................................    31
7.4     Continuity of Interest.............................................................    31
7.5     Access and Information.............................................................    31
7.6     Expenses...........................................................................    32
7.7     Certain Notifications..............................................................    32
7.8     Publicity..........................................................................    32
7.9     Further Assurances.................................................................    32
7.10    Competing Offers...................................................................    33
7.11    Post-Termination Employment........................................................    33
7.12    NYSE Listing.......................................................................    33
7.13    Employee Benefits..................................................................    33
7.14    Supplements to Schedules...........................................................    34
7.15    Officer and Director Indemnity.....................................................    34

                                           ARTICLE 8
        [Omitted]..........................................................................    34

                                           ARTICLE 9
                               Termination, Amendment and Waiver...........................    34
9.1     Termination........................................................................    34
9.2     Effect of Termination..............................................................    34
9.3     Amendment..........................................................................    35
9.4     Waiver.............................................................................    35

                                          ARTICLE 10
                                        Indemnification....................................    35
10.1    Survival of Representations and Warranties.........................................    35

10.2    Indemnification by Company and Shareholders........................................    35
10.3    Indemnification by FNFI............................................................    36
10.4    Third-Party Claims.................................................................    36
10.5    Additional Indemnification Provisions..............................................    36
10.6    Indemnification Non-Exclusive......................................................    37
10.7    Access and Information.............................................................    37
10.8    Mitigation.........................................................................    37
10.9    Right of Set-Off...................................................................    37

                                          ARTICLE 11
                                      General Provisions...................................    38
11.1    Governing Law......................................................................    38
11.2    Successors and Assigns.............................................................    38
11.3    Entire Agreement...................................................................    38
11.4    Severability.......................................................................    38
11.5    Notice.............................................................................    38
11.6    Pooling............................................................................    40
11.7    Construction.......................................................................    40
11.8    Headings...........................................................................    40
11.9    Counterparts.......................................................................    40
11.10   Recitals, Schedules, and Exhibits..................................................    40

INDEX OF EXHIBITS

EXHIBIT A  -  Articles of Merger
EXHIBIT B  -  Employment Agreement of Brian J. Balli
EXHIBIT C  -  Employment Agreement of Ronald F. Herrman, Jr.
EXHIBIT D  -  Registration Rights Agreement
EXHIBIT E  -  Officer's Certificate of the Company
EXHIBIT F  -  Secretary's Certificate of the Company
EXHIBIT G  -  Opinion of Counsel to the Company
EXHIBIT H  -  Officer's Certificate of FNFI
EXHIBIT I  -  Opinion of Counsel to FNFI


INDEX OF SCHEDULES

Schedule 2.1(c)(1)  List of Directors of Surviving Corporation
Schedule 2.1(c)(2)  List of Officers of Surviving Corporation
Schedule 2.2(d)     Allocation of Fidelity Common Stock
Company Disclosure Schedule

                      AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 24th day of September, 1997, by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("FNFI"); BRON RESEARCH, INC., a Texas corporation ("Company"); BRIAN J. BALLI, RONALD F. HERRMAN, JR. and RYAN
F. HERRMAN (collectively, "Shareholders"); and BRON ACQUISITION CORPORATION, a Texas corporation that is a newly-formed, wholly-owned subsidiary of FNFI ("Newco"). FNFI, Company, Shareholders, and Newco are sometimes referred to collectively herein as the "Parties" or singularly as a "Party."

                                    RECITALS

        A. Shareholders are the record and beneficial owners of all the issued and outstanding shares of capital stock of Company (the "Company Shares").

        B. The respective Boards of Directors of FNFI, Company and Newco deem it advisable and in the best interests of their respective shareholders that Newco merge with and into Company (the "Merger") pursuant to this Agreement, the Articles of Merger substantially in the form attached hereto as Exhibit "A" (the "Articles of Merger") and the applicable provisions of the laws of the State of Texas.

        C. The Parties hereto expect that the Merger will further certain of their business objectives, including, without limitation, increased market share, reduced administrative costs and volume efficiencies.

        D. The Boards of Directors of FNFI, Company and Newco have approved and adopted this Agreement as a plan of reorganization within the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        E. The Parties intend that the Merger be accounted for as a pooling of interests.

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

        Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of any of the terms herein defined. Any capitalized term used in this Agreement and not ascribed a meaning in this Article 1 shall have the meaning ascribed to such term elsewhere in this Agreement.

        "Affiliate" shall mean, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

        "Articles of Merger" has the meaning set forth in Recital B, above.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably form the basis for any specified consequence.

        "Benefit Arrangement" shall mean any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, pension, profit-sharing, retirement or incentive plan, practice or arrangement, any group or individual disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits, or any other welfare or similar plan or arrangement for the benefit of any director, officer or employee, whether active or retired, or for any class or classes of such directors, officers or employees.

        "Claim" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding (including administrative and informal proceedings), complaint, charge, investigation or audit by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

        "Closing" has the meaning set forth in Section 3.1, below.

        "Closing Date" has the meaning set forth in Section 3.1, below.

        "Closing Fidelity Price" means the average of the per share closing sales price of FNFI's Common Stock publicly traded on the New York Stock Exchange for the ten (10) consecutive trading days ending September 22, 1997.

        "Code" has the meaning set forth in Recital D, above.

        "Company Shares" has the meaning set forth in Recital A.

        "Company Stock" means shares of Common Stock, no par value, of Company.

        "Confidential Information" means any information concerning the businesses and affairs of any of the Parties that is not already generally available to the public.

        "Effective Time" has the meaning set forth in Section 3.1, below.

        "Employee Plan" shall mean any "employee benefit plan," as defined in
Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of the Company.

        "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Fidelity Common Stock" means the shares of Common Stock, par value of $0.0001 per share, of FNFI.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or any other governmental authority or instrumentality whatsoever.

        "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity.

        "Indebtedness" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (a) for borrowed money, (b) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course of Business), including securities and other indebtedness, (c) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (d) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any Liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase, or pay the related Indebtedness or to acquire the security therefor; (iii) all Liabilities or obligations secured by a Lien upon property owned by such Person and upon which Liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such Liability or obligation.

        "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

        "Knowledge" with respect to Company means that Brian J. Balli or Ronald
F. Herrman, Jr. is actually aware of the fact or matter in question or reasonably should be aware of the fact or matter in question after a reasonable investigation concerning such fact or matter. "Knowledge" with respect to a Shareholder means that such Shareholder is actually aware of the fact or matter in question or reasonably should be aware of the fact or matter in question after a reasonable investigation concerning such fact or matter, but only to the extent such fact or matter relates to that Shareholder individually.

        "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator with binding authority on a Party or Parties, as the case may be.

        "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Licenses" has the meaning set forth in Section 4.1.4, below.

        "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or otherwise), deeds of trust, options or other charges, encumbrances or restrictions.

        "Losses" shall mean any and all Liabilities, losses, damages, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interests from the date of such damages), and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description).

        "Material Adverse Effect" means any event, effect, development, occurrence or circumstance, individually or when taken together with all other such events, effects, developments, occurrences or circumstances, causing, resulting in or having a material adverse effect on (i) the business, assets, results of operations, properties or condition (financial or otherwise) of Company or FNFI, as applicable; or (ii) the legal right or authorization of Company or FNFI, as applicable, to continue to operate its business.

        "Material Contracts" with respect to Company or Newco means (i) any union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, director or employee which is not terminable on thirty (30) days notice or less without penalty or obligation to make payments related to such termination; (ii) any plan contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing or the like; (iii) any existing distribution agreement, volume purchase agreement, or similar agreement (but excluding individual customer purchase orders) in which the annual amount involved in fiscal 1997 exceeded or is expected to exceed $25,000 in aggregate amount; (iv) any individual customer purchase order for the sale of goods or services in excess of $25,000; (v) except for trade indebtedness incurred in the Ordinary Course of Business, any Indebtedness incurred in the acquisition of companies or other entities or Indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise; (vi) any contract containing covenants purporting to limit in any way the freedom of Newco or Company, as applicable, to compete in any line of business or in any geographic area; (vii) any agreement of indemnification other than those entered into in connection with the sale of products or services of Newco or Company, as applicable, in the Ordinary Course of Business; (viii) any agreement, contract or commitment relating to capital expenditures and which involve future payments in excess of $25,000 in the aggregate by Newco or Company, as applicable; (ix) any agreements, contracts or commitments relating to the disposition of assets, including any intangible assets or intellectual property rights (other than inventory), which involve payments in excess of $25,000 in the aggregate by Newco or Company, as applicable; (x) any contracts with a Governmental Entity subject to price redetermination or renegotiation; or (xi) any other agreement, contract or commitment which is material to Newco or Company, as applicable. "Material Contracts" with respect to FNFI means any agreement, contract or commitment which (i) is material to FNFI or (ii) FNFI files or is requested to file with its SEC reports.

        "Merger" has the meaning set forth in Recital B, above.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency and, where appropriate, in accordance with formula).

        "Party" has the meaning set forth in the preamble to this Agreement.

        "Permitted Liens" means (i) mechanic's, materialmen's, and similar liens; (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (iii) purchase money liens and liens securing rental payments under capital lease arrangements; and (iv) liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge or Lien, other than Permitted Liens.

        "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Surviving Corporation" has the meaning set forth in Section 2.1(a), below.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TBCA" means the Texas Business Corporation Act, as amended.

                                    ARTICLE 2
                             PLAN OF REORGANIZATION

        2.1 The Merger.

               (a) The Merger. At the Effective Time (as defined in Section 3.1, below), Newco shall be merged with and into Company pursuant to this Agreement and the Articles of Merger, and the separate existence of Newco shall cease, all in accordance with the TBCA. Company, as it exists from and after the Effective Time, is sometimes referred to herein as the "Surviving Corporation."

               (b) Effect of the Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger, at the Effective Time (i) the separate existence of Newco shall cease and Newco shall be merged with and into Company; and (ii) the Merger shall have all the effects provided by the TBCA, this Agreement and the Articles of Merger.

               (c) Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Company until thereafter amended in accordance with the provisions therein and as provided by the TBCA. The Bylaws of Surviving Corporation from and after the Effective Time shall be the Bylaws of Company as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of Surviving Corporation and as provided by the TBCA. The initial directors of Surviving Corporation shall be the individuals set forth on Schedule 2.1(c)(1) hereto, in each case until their successors are elected and qualified. The initial officers of Surviving Corporation shall be those individuals holding such titles set forth on Schedule 2.1(c)(2) hereto, in each case until their successors are duly elected and qualified.

        2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of FNFI, Newco, Company or Shareholders, the shares of capital stock of Newco and Company shall be converted as follows:

               (a) Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one (1) validly issued, fully paid and non-assessable share of Company Stock.

               (b) Cancellation of Certain Shares of Capital Stock of Company. All shares of capital stock of Company that are owned directly or indirectly by Company, including all treasury shares and all capital stock which has been authorized but not issued, shall be canceled and no consideration shall be delivered in exchange therefor.

               (c) Conversion of Company Shares. The Company Shares shall automatically be canceled, extinguished and converted, without any action on the part of the holder thereof, into the right to receive shares of Fidelity Common Stock, as more fully described in subsection (d), below. All Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and Shareholders shall cease to have any rights with respect thereto, except the right to receive the shares of Fidelity Common Stock to be paid or issued in consideration therefor upon the surrender of the Certificates in accordance with subsection (e), below.

               (d) Consideration. In consideration for the cancellation and exchange by Shareholders of the Company Shares, FNFI shall, as soon as practicable after the Effective Time, issue and deliver to Shareholders Nine Million Eight Hundred Fifty Thousand Dollars ($9,850,000) of Fidelity Common Stock, either held in treasury and transferred to Shareholders or newly issued by FNFI to Shareholders. The exact number of shares of Fidelity Common Stock to be issued pursuant to this subsection (d) shall be determined by dividing $9,850,000 by the Closing Fidelity Price and shall be set forth on a certificate to be agreed to by the Parties at Closing. The Fidelity Common Stock due Shareholders under this subsection (d) shall be allocated among the Shareholders in accordance with Schedule 2.2(d) hereto.

               (e) Certificate Delivery Requirement. At the Closing, Shareholders shall deliver to FNFI, against delivery (and written confirmation thereof) by FNFI of irrevocable instructions to FNFI's transfer agent to issue the number of shares of Fidelity Common Stock determined in accordance with subsection (d), above, in the names of Shareholders in the respective amounts set forth on Schedule 2.2(d) hereto, the certificates (the "Certificates") representing the Company Shares, duly endorsed in blank by Shareholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps affixed and canceled. The Certificates so delivered shall be promptly canceled. Until delivered as contemplated by this subsection (e), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender a pro rata portion of Fidelity Common Stock set forth in subsection (d), above.

                                    ARTICLE 3
                                     CLOSING

        3.1. Closing. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of FNFI, located at 3916 State Street, Suite 300, Santa Barbara, California 93105, on such date (the "Closing Date") and at such time as may be mutually designated by the Parties within five (5) business days following the satisfaction or waiver of the conditions set forth in Sections 3.6 and 3.7, below (including, without limitation, the Requisite Regulatory Approvals), or such other date, time, place and manner as the Parties may mutually agree. On the Closing Date, the Articles of Merger and any required officers' certificates, shall be filed with the Secretary of State of the State of Texas in accordance with the provisions of the TBCA. The Merger shall become effective upon such filing or such later time on the Closing Date as may be specified in the filing with the Secretary of State of the State of Texas (the "Effective Time").

        3.2 Mutual Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived by the Party benefitting therefrom, the appropriate Parties or Persons shall execute and deliver or cause to be delivered to the appropriate Parties at Closing the following:

               (a) The Employment Agreements in substantially the form of Exhibits "B" and "C" hereto; and

               (b) The Registration Rights Agreement substantially in the form of Exhibit "D" hereto.

        3.3 Shareholders' Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived by the Party benefiting therefrom, Shareholders shall execute and deliver or cause to be delivered to FNFI at the Closing the following documents:

               (a) The Certificates, in accordance with Section 2.2(e), above;

               (b) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by FNFI in order to consummate the transactions contemplated hereby.

        3.4 Company's Deliveries at Closing. Provided that all of the conditions to the closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived from the Party benefitting therefrom, Company shall execute and deliver or cause to be delivered to FNFI at the Closing the following:

               (a) An Officer's Certificate of the Company dated the Closing Date substantially in the form of Exhibit "E" hereto;

               (b) A Secretary's Certificate of the Company dated the Closing Date substantially in the form of Exhibit "F" hereto;

               (c) An opinion of counsel to the Company substantially in the form of Exhibit "G" hereto;

               (d) Company's original minute book, such minute book to contain
(i) original Articles of Incorporation and all amendments thereto, or copies thereof if the originals are unavailable; (ii) Company's Bylaws presently in effect; (iii) Company's stock transfer records together with all available canceled stock certificates; and (iv) all minutes of meetings or consents in lieu of such meetings of Company's Board of Directors and shareholders; and

               (e) A good standing certificate of Company, dated within fifteen
(15) business days of the Closing Date, for each jurisdiction in which Company is required to be qualified and authorized to do business;

               (f) Minutes of the Board of Directors and shareholders of Company authorizing and approving this agreement and the transactions contemplated herein;

               (g) Subject to reappointment as provided in Schedule 2.1(c)(1) and Schedule 2.2(c)(2) hereto, resignations of all of the officers and directors of Company effective as of the Closing Date; and

               (h) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested in writing by FNFI at least five (5) days prior to the Closing Date in order to consummate the transactions contemplated hereby.

        3.5 FNFI's Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived by the Party benefiting therefrom, FNFI shall execute and deliver or cause to be delivered to Shareholders as soon as practicable following the Effective Time the following:

               (a) The Fidelity Common Stock in accordance with Section 2.2(d), above;

               (b) An Officer's Certificate of FNFI and Newco dated the Closing Date substantially in the form of Exhibit "H" hereto;

               (c) Minutes of the Board of Directors and shareholders of FNFI and Newco authorizing and approving this agreement and the transactions contemplated herein;

               (d) An opinion of counsel to FNFI substantially in the form of Exhibit "I" hereto; and

               (e) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested in writing by Shareholders at least (5) days prior to the Closing Date in order to consummate the transactions contemplated hereby.

        3.6 Conditions of FNFI. FNFI's obligations hereunder to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of all of the following conditions:

               (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by Company and Shareholders in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and Company and Shareholders shall have in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by them on or prior to the Effective Time.

               (b) Material Adverse Effect. No act, event or condition shall have occurred after the date hereof which FNFI determines in its reasonable discretion has had or could have a Material Adverse Effect on Company.

               (c) Authorizations and Approvals. All authorizations, approvals or consents from third parties, including from any Governmental Entity, landlord or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained.

               (d) Investigation of Company. FNFI shall have concluded (through its representatives, accountants, counsel and other experts) a due diligence investigation of the business, condition (financial, legal and other), properties, assets, prospects, operations and affairs of Company and shall be satisfied, in its absolute and sole discretion, with the results thereof.

               (e) Deliveries. FNFI shall have received from the appropriate Party or Person, the delivery obligations set forth in Sections 3.2 through 3.4, above.

               (f) Schedules. FNFI shall be satisfied in its absolute and sole discretion with any written statement and/or supplement provided by Shareholders and/or Company pursuant to Section 7.14, below.

               (g) No Claims. There shall not be instituted and pending or threatened any Claims before any Governmental Entity (i) challenging the Merger or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by FNFI of all or a material portion of the business or assets of Company, or to compel FNFI or Company to dispose of or hold separate all or a material portion of the business or assets of Company or FNFI.

               (h) Corporate Action. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to FNFI and its counsel.

               (i) Requisite Regulatory Approvals. All notices or filings required to be made, all authorizations, permits, certificates, registrations, consents, approvals or orders required to be obtained, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement under applicable federal law of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement or the businesses conducted by the Parties or any Affiliate or Subsidiary of any Party (collectively, the "Requisite Regulatory Approvals") shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon FNFI or any Party or Person to be affected by such condition.

               (j) Pooling. FNFI shall be satisfied, upon advice from its regular outside accountants, that the business combination to be effected by the Merger and the other transactions related thereto can be accounted for as a pooling of interests.

               (k) Employment Agreements. Brian J. Balli and Ronald F. Herrman shall have entered into the Employment Agreements with Surviving Corporation substantially in the forms attached hereto as Exhibits "B" and "C" hereto.

               (l) Registration Rights Agreement. Shareholders shall have entered into the Registration Rights Agreement substantially in the form of Exhibit "D" hereto.

        3.7 Conditions of Company and Shareholders. Company's and Shareholders' obligations hereunder to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

               (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by FNFI and Newco in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and FNFI and Newco shall have in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by them on or prior to the Effective Time.

               (b) Material Adverse Effect. No act, event or condition shall have occurred after the date hereof which Company determines in its reasonable discretion has had or could have a Material Adverse Effect on FNFI.

               (c) Authorizations and Approvals. All authorizations, approvals or consents, if any, from third parties, including from any Governmental Entity or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained.

               (d) NYSE Listing. FNFI shall have made such filings as are necessary with the New York Stock Exchange regarding the transactions contemplated hereby and the shares of Fidelity Common Stock to be issued under this Agreement shall have been filed for listing on the NYSE, subject only to official notice of issuance.

               (e) Deliveries. Company or Shareholders, as appropriate, shall have received from FNFI the delivery obligations set forth in Sections 3.2 and 3.5, above.

               (f) Corporate Action. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Company and its counsel.

               (g) No Claims. There shall not be instituted and pending or threatened any Claims before any Governmental Entity (i) challenging the Merger or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by FNFI of all or a material portion of the business or assets of Company, or to compel FNFI or Company to dispose of or hold separate all or a material portion of the business or assets of Company or FNFI.

               (h) Requisite Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon Company or any Party or Person to be affected by such condition.

               (i) Employment Agreements. FNFI shall have afforded Brian J. Balli and Ronald F. Herrman, Jr. an opportunity to enter into the Employment Agreements with Surviving Corporation substantially in the forms attached hereto as Exhibits "B" and "C" hereto.

               (j) Registration Rights Agreement. FNFI shall have afforded Shareholders an opportunity to enter into the Registration Rights Agreement substantially in the form of Exhibit "D" hereto.

                                    ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS


        4.1 Representations and Warranties of Company. Company represents and warrants to FNFI, Newco and Surviving Corporation that (except for changes contemplated by this Agreement and except as set forth in the Disclosure Schedule attached hereto), each of the following statements is true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing Date (each such statement to be made again by Company on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 4.1):

               4.1.1 Organization and Standing; Articles and Bylaws. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full power and authority to own its assets and properties and to carry on its business as presently conducted. Company is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities and of its properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Company has furnished FNFI with copies of its Articles of Incorporation and Bylaws, as amended to the date hereof. Said copies are true, correct and complete and contain all amendments through the Closing Date.

               4.1.2 Authorization. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of Company's obligations hereunder and thereunder, and for the exchange and cancellation of the Company Shares have been taken or will be taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered, shall constitute valid and legally binding obligations of Company enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies.

               4.1.3 Subsidiaries. Company has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other entity.

               4.1.4 Capitalization. The authorized capital stock of Company consists of 10,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Company Shares were offered, issued, sold and delivered by Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of the Company Shares were issued in violation of any preemptive rights created by statue, or by Company's charter documents, or by any agreement to which Company may be bound.

        Schedule 4.1.4 to the Disclosure Schedule hereto contains a complete list of, and the number of shares owned of record by, the holders of the issued and outstanding Company Stock.

        There are no outstanding shares of Company Stock, preferred stock or any other equity securities of Company, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Company may be bound that do or may obligate Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock, preferred stock or other equity securities or that do or may obligate Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of Company or any other securities of Company. Other than pursuant to the merger referenced in Section 7.1(f) or as provided in or contemplated by this Agreement, Company has not, or prior to the Effective Time will have not, become a party to or subject to any contract or obligation wherein any Person has a right or option to purchase or acquire any rights in any additional capital stock or securities of Company. As a result of the Merger, FNFI will be the record and beneficial owner of all outstanding capital stock of Company and rights to acquire capital stock of Company.

               4.1.5 Financial Statements. Schedule 4.1.5 to the Disclosure Schedule hereto includes (i) true, complete and correct copies of Company's unaudited balance sheet as of December 31, 1996 (the end of its most recently completed fiscal year) and statements of income, cash flows and retained earnings for the year ended December 31, 1996; and (ii) true, complete and correct copies of Company's unaudited balance sheet as of August 31, 1997 and statements of income and cash flows for the period then ended. The above described financial statements have been prepared in accordance with GAAP consistently applied and fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of all of such financial statements, to the omission of complete footnote information. There are no Company Liabilities, direct or indirect, fixed or contingent, which are not reflected in the balance sheet as of August 31, 1997, except for Liabilities incurred in the Ordinary Course of Business subsequent to August 31, 1997, which, either individually or in the aggregate, would not be material. To the Knowledge of Company, there is no Basis for any assertion against Company of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements delivered to FNFI which, either individually or in the aggregate, would be materially adverse. Since the date of the August 31, 1997 financial statements, there have been no material changes in Company's accounting policies.

               4.1.6 Material Contracts. Schedule 4.1.6 to the Disclosure Schedule hereto contains a complete and accurate list of all Material Contracts to which Company is a party or bound. True, correct and complete copies of all Material Contracts listed on Schedule 4.1.6 to the Disclosure Schedule have been furnished by Company to FNFI. Each Material Contract so listed is a valid and binding obligation of Company and is enforceable against Company and, to the Knowledge of Company, against the other party or parties thereto, in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies. Company has performed all material obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any Material Contract to which Company is a party, is subject or is otherwise bound, and to the Knowledge of Company no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach under any Material Contract. To the Knowledge of Company, no party with whom Company has a Material Contract is in default of its obligations thereunder. No consent or approval of any party to any of the Material Contracts is necessary in order to permit Company to consummate the transactions contemplated hereby.

               4.1.7 Assets Other Than Real Property. Company has good and marketable title to all properties and assets (other than real property which is subject to Section 4.1.8, below) owned or leased by Company, free and clear of all Liens except for: (i) Liens for current Taxes not yet due and payable which have been fully reserved for; and (ii) Liens, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition, of the property subject thereto or affected thereby. The assets and properties of Company constitute all the assets, properties, rights, privileges and interests necessary for the operation of Company's business. All of the vehicles, material machinery and equipment of Company are in good working order and condition, ordinary wear and tear excepted.

               4.1.8 Real Property. Company does not own any real property.
Schedule 4.1.8 to the Disclosure Schedule hereto contains an accurate list and general description of all real property leases, subleases, licenses or similar agreements ("Leases") to which Company is a party (copies of which have been previously furnished to FNFI), in each case setting forth (i) the landlord and tenant or sublessor and sublessee, as applicable, thereof and the date and term of each of the Leases; (ii) the legal description or street address of each property covered thereby; and (iii) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). Company has valid leasehold interests in the Leased Premises, free and clear of all Liens and Security Interests, except for (i) Claims of lessors, co-lessees or sublessees in such matters as are reflected in the Leases; (ii) title exceptions affecting the fee estate of the lessor under such Leases; and
(iii) other matters as described in the Disclosure Schedule. Company is not in default, and no facts or circumstances have occurred which, through the passage of time or both, or the giving of notice would constitute a default, under any Lease. The activities of Company, with respect to the Leased Premises, are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. To the Knowledge of Company, the portions of the buildings on the Leased Premises that are used in the business of Company are each in good repair and condition (including without limitation, the electrical, mechanical, HVAC, plumbing, elevator, other building systems and structural components serving such premises, and the roofs are water-tight), and are in the aggregate sufficient to satisfy Company's current business activities as conducted thereat.

               4.1.9 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by Company will result in any of the following:
(i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of Company, (B) any Material Contract; (ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of Company; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of Company; (iv) the creation or imposition of any Lien on any shares of the Company Stock; or
(v) a violation or breach of any writ, injunction or decree of any Governmental Entity or arbitrator to which Company is a party or by which any of its properties are bound.

               4.1.10 Litigation. There are no Claims before any court or administrative agency pending or currently threatened against or with respect to Company (or to the Knowledge of Company any Basis therefor), which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which, individually or in the aggregate, might result in a Material Adverse Effect, or in any material impairment of the right or ability to carry on its business as now conducted or as proposed to be conducted, or in any material Liability on the part of Company. Company is not a party or subject to, and none of its assets are bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Entity or arbitrator.

               4.1.11 Taxes. Company has no Liability for any federal, state or local Taxes, except for Taxes which have accrued and are not yet payable. Company has filed or caused to be filed all Tax Returns required under applicable law to be filed on or before the Closing Date, Company has paid or made provision for all Taxes and other charges which have or may become due for the periods covered by such Tax Returns, and all such Tax Returns are true, correct and complete in all respects. None of the Tax Returns of Company are currently under investigation or audit, nor to the Knowledge of Company is an investigation or audit pending, and there has not been an investigation or audit of the Tax Returns of Company in the past seven (7) years. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all Tax Returns and estimates filed by or on behalf of Company are true, correct and complete, and all deferred Taxes and all Taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet of the August 31, 1997 Financial Statements. No Claim has ever been made by any Governmental Entity in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All taxes owed by Company or which Company is obligated to withhold from amounts owed or owing to any employee, independent contractor, stockholder, creditor or third party have been paid. There are no unresolved Claims concerning Company's Tax Liability, and no basis for any such Claims exist.

               4.1.12 Employees. Schedule 4.1.12 to the Disclosure Schedule hereto sets forth a complete list of all current employees of Company, together with each employee's tenure with Company, title or job classification, and the current annual rate of compensation payable to each such employee. There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Company, attempts to unionize or controversies threatened between Company and, or relating to, any of its employees. Company is not a party to any collective bargaining agreement with respect to any of its employees or to a written employment contract with any of its employees, and there are no understandings with respect to the employment of any officer or employee of Company which are not terminable by Company without liability on not more than thirty (30) days' notice. No officer, director, or employee is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan, or to the accrual or vesting of any other benefit or payment as a result of the consummation of any transactions contemplated by this Agreement. Company has complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay. Company's employment of each of its employees is in compliance with all immigration and naturalization laws of the United States.

               4.1.13 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, required on the part of Company in connection with the valid execution and delivery of this Agreement and the exchange and cancellation of the Company Stock, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Closing.

               4.1.14 Operating Rights. Company has all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively, "Licenses") as are necessary or appropriate to the operation of its business as now conducted. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such Licenses, and no proceeding is pending or, to the Knowledge of Company, threatened that could result in the revocation or limitation of any such Licenses. Company has conducted its business so as to comply in all material respects with all such Licenses.

               4.1.15 Compliance with Applicable Laws. The properties, assets, business and operations of Company have been and are being conducted in compliance with all laws, ordinances, regulations, rules, orders, judgments or decrees to which Company is subject. Company holds, and the properties, assets, operations and businesses of Company have been maintained and conducted in all material respects in compliance with, all Licenses that are necessary for the conduct of its businesses. No investigation or review by any Governmental Entity with respect to Company is pending or, to the best Knowledge of Company, threatened, nor has any Governmental Entity indicated to Company an intention to conduct the same.

               4.1.16 Insurance. Schedule 4.1.16 to the Disclosure Schedule hereto sets forth an accurate list, as of August 31, 1997, of all insurance policies carried by Company and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. Attached to
Schedule 4.1.16 to the Disclosure Schedule are true, complete and correct copies of the summaries from the insurance company of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). To the Knowledge of Company, such policies of insurance are of the type and in amounts carried by Persons conducting businesses similar to that of Company. To the Knowledge of Company, there is no threatened termination of or material premium increase with respect to, any of such policies. All claims previously made under such policies have been timely filed.

               4.1.17 Absence of Changes. Since January 1, 1997, there has not been (i) any change or amendment in the Articles of Incorporation, Bylaws or other governing instruments of Company; (ii) any sale or issuance of, or grant of options or rights to acquire, any shares of the Company Stock or other securities of Company or any declaration, setting aside, or payment of dividends or redemptions in respect of any shares of capital stock of Company, or any direct or indirect redemption, purchase, or other acquisition of such stock, or any agreement, understandings or commitments to do the same; (iii) any transfer or other disposition or pledge of, or the grant of options or rights to acquire, any of the outstanding shares of the Company Stock; (iv) any amendment, termination or revocation, or any threat of any amendment, termination, or revocation having a Material Adverse Effect, of any Material Contract; (v) any sale, transfer, mortgage, pledge, or subjection to Lien (other than Permitted Liens) of, on or affecting any of the assets of Company valued at or above $25,000 individually or in the aggregate; (vi) any increase in the compensation paid or payable or in the fringe benefits provided to any employee of Company, or the adoption of any employee benefit plans not in existence in the fiscal year ended December 31, 1996; (vii) any damage, destruction or loss, whether or not covered by insurance, of any of the assets of Company; (viii) any purchase or lease, or commitment for the purchase or lease, of equipment or other capital items not disclosed in Company's financial statements which is in excess of the normal, ordinary and usual requirements of the business of Company; (ix) any change that by itself or together with other changes, has had a Material Adverse Effect; (x) any agreement or arrangement made by Company or any Shareholder to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made; or (xi) the commencement or notice or, to the Knowledge of Company, threat of commencement of any Claim against Company or any of its affairs.

               4.1.18 Employee Plans. Schedule 4.1.18 to the Disclosure Schedule hereto sets forth a complete list of all Employee Plans and Benefit Arrangements maintained, administered or contributed to, or otherwise participated in, by Company. True and complete copies of each such Employee Plan or Benefit Arrangement, including amendments thereto, have been provided to FNFI, together with true and complete copies of (i) annual reports for the most recent three
(3) years (Form 5500 Series including, if applicable, Schedules A and B thereto); (ii) all plan documents and the most recent summary plan description of each such Employee Plan, together with any modifications thereto; and (iii) the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each such Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the Code, and the Company has not been obligated to make a contribution to any such multiemployer or multiple employer plan. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan or Benefit Arrangement and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Plan or Benefit Arrangement or accrued in accordance with past custom and practice of Company. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the Code. Neither Company nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and
Section 4975 of the Code, or any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA.

               4.1.19 Intellectual Property Rights.

                      (a) Company owns, or has the right to use, sell or license all Intellectual Property necessary or required for the conduct of its business as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of Company's business. Company has taken all reasonable and practicable action designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary right in, all of its Intellectual Property.

                      (b) Neither the manufacture, marketing, license, sale or intended use of any Intellectual Property licensed or sold by Company or currently under development by Company violates any license or agreement between Company and any third party or infringes any Intellectual Property of any other party; and there is not pending or, to the Knowledge of Company, threatened any Claim contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property or that the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor to the Knowledge of Company, is there any Basis for any such assertion.

               4.1.20 Environment, Health and Safety.

                      (a) Company has complied with all Environmental, Health and Safety Laws, except where failure to comply would not have a Material Adverse Effect, and no Claim or notice has been filed or commenced against it alleging any failure to so comply. Without limiting the generality of the preceding sentence, Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Laws, except where failure to comply would not have a Material Adverse Effect.

                      (b) Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form a reasonable basis for any present or future Claim against Company giving rise to any Liability, except where having done so would not have a Material Adverse Effect. Company has no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law which could have a Material Adverse Effect.

                      (c) To the Knowledge of Company (with the understanding that no investigation was attempted or performed), all properties used in its business are free of Hazardous Substances, except where the existence thereof would not have a Material Adverse Effect.

               4.1.21 Certain Transactions. There are no existing or pending transactions, nor are there any agreements or understandings, between Company, on the one hand, and any Shareholder, officer or director of Company, or any person or entity affiliated with any of them, on the other hand, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets of or by Company, with or without adequate compensation, or to any indebtedness owed to or by Company, in any amount whatsoever.

               4.1.22 Bank Accounts; Powers of Attorney. The Disclosure Schedule hereto sets forth an accurate list, as of the date of this Agreement, of the following: (i) the name of each financial institution in which Company has any account or safe deposit box; (ii) the names in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each person authorized to draw thereon or have access thereto. The Disclosure Schedule hereto also sets forth the name of each Person holding a general or special power of attorney from Company and a description of the terms of such power.

               4.1.23 Tax-Free Reorganization. Company has taken all action necessary to ensure that, from the Company standpoint, the Merger qualifies, in all respects, as a tax-free reorganization pursuant to Code Section 368(a).

               4.1.24 Employee Loans. There are no outstanding loans and/or other advances made by Company to any of its officers, directors, employees, agents or consultants.

               4.1.25 Pooling. Company is not actually aware of any event or condition that would adversely affect the ability of FNFI to account for the business combination to be effected by the Merger as a pooling of interests, it being understood, however, that neither Company nor any Shareholder has engaged an accounting firm with respect to such matters and that neither Company, nor any of its officers, directors, employees, Shareholders or representatives is qualified to render advice with respect to pooling-of-interests accounting.

               4.1.26 Brokers' Fees. Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               4.1.27 Full Disclosure. Neither this Agreement, the representations and warranties by Company contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to FNFI in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        4.2 Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, represents and warrants to FNFI, Newco and Surviving Corporation that (except for changes contemplated by this Agreement and except as set forth in the Disclosure Schedule attached hereto), each of the following statements is true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing Date (each such statement to be made again by each Shareholder on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 4.2):

               4.2.1 Authority. Such Shareholder has all the power to execute and deliver this Agreement and to carry out and perform such Shareholder's respective obligations under the terms of this Agreement; such Shareholder has the sole power to dispose of his Company Shares, either as his sole and separate property or as community property, as may be applicable to each Shareholder; and this Agreement, when executed and delivered by such Shareholder, will constitute such Shareholder's valid and binding obligation, enforceable against him in accordance with the terms of this Agreement.

               4.2.2 Ownership of Shares. Such Shareholder owns of record and beneficially, and has good and marketable title to, that number of Company Shares set forth in Schedule 4.1.4 to the Disclosure Schedule hereto, free and clear of all Liens, Indebtedness and Claims of every kind. There are no options, warrants, calls, conversion rights, commitments or agreements of any character to which such Shareholder may be bound that do or may obligate such Shareholder to issue, deliver or sell, or cause to be issued, delivered or sold, shares of such Shareholder's Company Stock, preferred stock or other equity securities or that do or may obligate such Shareholder to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. Other than as provided in or contemplated by this Agreement, such Shareholder has not, or prior to the Effective Time will have not, become a party to or subject to any contract or obligation wherein any Person has a right or option to purchase or acquire from such Shareholder any rights in any of such Shareholder's capital stock or securities of Company.

               4.2.3 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by such Shareholder will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of any Material Contract to which such Shareholder is a party or by which such Shareholder is bound; (ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of such Shareholder; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of such Shareholder; (iv) the creation or imposition of any Lien on any shares of the Company Stock owned by such Shareholder; or (v) a violation or breach of any writ, injunction or decree of any Governmental Entity or arbitrator to which such Shareholder is a party or by which any of his properties are bound.

               4.2.4 Litigation. To the Knowledge of such Shareholder, there are no Claims before any Governmental Entity or arbitrator pending or currently threatened against or with respect to such Shareholder relating to or affecting such Shareholder's Company Shares (or any Basis therefor), which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which, individually or in the aggregate, might result in a Material Adverse Effect, or in any material impairment of the right or ability of such Shareholder to enter into or perform under this Agreement.

               4.2.5 Certain Transactions. There are no existing or pending transactions, nor are there any agreements or understandings, between Company, on the one hand, and such Shareholder, on the other hand, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets of or by Company, with or without adequate compensation, or to any Indebtedness owed to or by Company, in any amount whatsoever.

               4.2.6 Investment Representations. Such Shareholder is receiving the Fidelity Common Stock for his own account for investment purposes only, and not as a nominee or agent for any other Person, and not with a view to or for resale in connection with any distribution thereof. Such Shareholder acknowledges that the Fidelity Common Stock to be issued hereunder will not be registered under the Securities Act, nor qualified under any state securities laws on the ground, among others, that no distribution or public offering is to be effected.

               4.2.7 Absence of Claims Against Company. Such Shareholder has no Claims against the Company.

               4.2.8 Tax-Free Reorganization. Such Shareholder has taken all action necessary to ensure that, from such Shareholder's standpoint, the Merger qualifies, in all respects, as a tax-free reorganization pursuant to Code
Section 368(a).

               4.2.9 Continuity of Interest. Such Shareholder has no present plan, intention or arrangement to dispose of any of the shares of Fidelity Common Stock issued to him hereunder in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation Section 1.368-1.

               4.2.10 Pooling. Neither such Shareholder nor any of his Affiliates is aware of any event or condition that would adversely affect the ability of FNFI to account for the business combination to be effected by the Merger as a pooling of interests, it being understood, however, that neither Company nor any Shareholder has engaged an accounting firm with respect to such matters and that neither Company, nor any of its officers, directors, employees, shareholders or representatives is qualified to render advice with respect to pooling-of-interests accounting.

               4.2.11 Brokers' Fees. Such Shareholder has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               4.2.12 Disclosure. Nothing has come to the attention of such Shareholder that would lead such Shareholder to believe that the representations and warranties by such Shareholder contained herein, the Exhibits or Schedules hereto, or any other written statement or certificate delivered or to be furnished by such Shareholder to FNFI in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF FNFI AND NEWCO

        FNFI and Newco represent and warrant to Company and Shareholders that (except for changes contemplated by this Agreement) each of the following statements is true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing Date (each such statement to be made again by FNFI and Newco on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 5):

        5.1 Organization and Standing; Articles and Bylaws. FNFI and Newco are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Texas, respectively, have full power and authority to own their respective assets and properties and to carry on their respective businesses as presently conducted. FNFI and Newco are duly qualified and authorized to do business, and are in good standing as foreign corporations, in each jurisdiction where the nature of their respective activities and of their respective properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. FNFI and Newco have furnished Company with copies of their respective Articles of Incorporation and Bylaws, as amended to the date hereof. Said copies are true, correct and complete and contain all amendments through the Closing Date.

        5.2 Authorization. All corporate action on the part of FNFI and Newco, and their respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of FNFI's and Newco's obligations hereunder and thereunder, and for the exchange and cancellation of the Company Shares have been taken or will be taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered by FNFI and Newco, shall constitute valid and legally binding obligations of FNFI and Newco enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies.

        5.3 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by FNFI or Newco will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of FNFI or Newco, (B) any Material Contract of FNFI or Newco; (ii) the termination of any Material Contract of FNFI or Newco or the acceleration of the maturity of any Indebtedness or other material obligation of FNFI or Newco; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the respective assets or properties of FNFI or Newco; (iv) the creation or imposition of any Lien on any shares of the Fidelity Common Stock; or (v) a violation or breach of any writ, injunction or decree of any Governmental Entity to which FNFI or Newco is a party or by which any of their respective properties are bound.

        5.4 Fidelity SEC Documents. FNFI has filed all forms, reports and documents required to be filed with the SEC (the "Fidelity SEC Documents"), all of which have been made available to Company. As of their respective dates, the Fidelity SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Fidelity

SEC Documents, and none of the Fidelity SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FNFI included in the Fidelity SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except in the case of the unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of FNFI as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended. There has been no Material Adverse Effect on FNFI since the filing of FNFI's most recent Form 10-Q and there is no Basis for believing that there will be a Material Adverse Effect on FNFI's results to be stated in FNFI's Form 10-Q for the third quarter of 1997.

        5.5 Fidelity Common Stock. All of the shares of Fidelity Common Stock to be issued to Shareholders in connection with the Merger will be duly authorized, validly issued, fully paid and non-assessable. Such shares, when issued in accordance with the terms hereof, will have been offered, issued, sold and delivered by FNFI in compliance with all applicable state and federal laws, free and clear of all Liens and Claims and none of such shares shall be issued in violation of the preemptive rights, rights of first offer, or other rights of any shareholder of FNFI.

        5.6 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, required on the part of FNFI and/or Newco in connection with the valid execution and delivery of this Agreement and the issuance of Fidelity Common Stock, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Closing.

        5.7 Tax-Free Reorganization. FNFI and Newco have taken all action necessary to ensure that, from FNFI's and Newco's standpoint, the Merger qualifies, in all respects, as a tax-free reorganization pursuant to Code
Section 368(a).

        5.8 Brokers' Fees. Neither FNFI nor Newco is a party to or obligated under any agreement with any broker, agent, or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker, agent, or finder.

        5.9 Full Disclosure. Neither this Agreement, the representations and warranties by FNFI and/or Newco contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to Company in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                    ARTICLE 6
                       CONDUCT OF BUSINESS PENDING CLOSING

        During the period commencing on the date hereof and continuing through the Closing Date, Company and Shareholders, jointly and severally, covenant and agree that, except for (i) the necessary, reasonable, ordinary and anticipated effects of the merger described in Section 7.1(f), below, and (ii) changes contemplated by this Agreement:

        6.1 Qualification. Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdictions in which Company owns or leases any property or conducts any business.

        6.2 Ordinary Course. Company shall conduct its business in, and only in, the Ordinary Course of Business and, to the extent consistent with such business, shall not make or institute any unusual or novel methods of management, accounting, or operation that vary materially from those methods used by the Company as of July 31, 1997. Company will use commercially reasonable efforts to preserve its business organization intact, to keep available to Company its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with the Company. Company shall maintain its properties and assets in good condition and repair.

        6.3 Corporate Changes. Company shall not (i) amend its Articles of Incorporation or Bylaws (or equivalent documents); (ii) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof; (iii) enter into any partnership or joint venture; (iv) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock; (v) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; or
(vi) liquidate or dissolve or obligate itself to do so.

        6.4 Indebtedness. Company shall not incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person. Company shall not restructure or refinance its existing Indebtedness.

        6.5 Accounting. Company shall not make any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. Company shall maintain its books, records, and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

        6.6 Compliance with Legal Requirements. Company shall comply promptly and in all material respects with all requirements that applicable law may impose upon it, its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, FNFI in connection with any such requirements imposed upon FNFI, or upon any of its Affiliates, in connection therewith or herewith.

        6.7 Disposition of Assets. Except in the Ordinary Course of Business, Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien other than Permitted Liens upon any of its properties or assets, tangible or intangible, or upon any interest therein.

        6.8 Compensation. Except in the Ordinary Course of Business, Company shall not (i) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, Employee Plan, Benefit Arrangement, or any other agreement, trust, fund or arrangement for the benefit of employees other than to comply with any Legal Requirement; or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any Shareholder or any current or former officer, director, employee or consultant of Company.

        6.9 Modification or Breach of Agreements; New Agreements. Except in the Ordinary Course of Business, Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for nonperformance under, any Material Contract, written or oral, disclosed in this Agreement or the Schedules hereto. Company shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course of Business. Company shall meet all of its contractual obligations in accordance with their respective terms.

        6.10 Capital Expenditures. Except in the Ordinary Course of Business, except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not exceed $15,000 individually or in the aggregate), Company shall not purchase or enter into any contract to purchase any capital assets.

        6.11 Consents. Company shall use commercially reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Governmental Entity or Person required to be obtained or made by any Party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

        6.12 Maintenance of Insurance. Company shall maintain its policies of insurance in full force and effect on substantially the same terms and conditions as in effect on the date of this Agreement, and shall not do, permit or willingly allow to be done any act by which any of said policies of insurance may be suspended, materially impaired or canceled.

        6.13 Discharge. Company shall not cancel, compromise, release or discharge any Claim of Company upon or against any Person or waive any right of Company of material value, and not discharge any Lien upon any asset of Company or compromise any debt or other obligation of Company to any Person other than Liens, debts or obligations with respect to current Liabilities of Company.

        6.14 Claims. Company shall not institute, settle or agree to settle any Claim before any Governmental Entity.

        6.15 Taxes and Tax Assessments. Company shall pay, when due, and prior to the imposition or assessment of any interest, penalties or Liens by reason of the nonpayment of, all Taxes assessed against Company, its assets, properties or operations. Company shall furnish promptly to FNFI a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to Company's operations for periods ending on or prior to the Closing Date.

                                    ARTICLE 7
                              ADDITIONAL COVENANTS

        7.1 Covenants of Company and Shareholders. During the period from the date hereof through the Closing Date, Company and Shareholders agree to:

               (a) Comply promptly with all applicable Legal Requirements imposed upon them with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, FNFI in connection with any such requirements imposed upon FNFI or upon any of its Affiliates in connection therewith or herewith;

               (b) Use their reasonable best efforts to obtain (and to cooperate with FNFI in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Company and/or Shareholders in connection with the transactions contemplated by this Agreement;

               (c) Use their reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.6, above;

               (d) Promptly advise FNFI orally and, within three (3) business days thereafter, in writing of any change in Company's business or condition that has had or would reasonably be expected to have a Material Adverse Effect on Company;

               (e) Deliver to FNFI prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Exhibit or Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, immediately upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Exhibit or Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent FNFI from terminating this Agreement pursuant to Section 9.1(b) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement;

               (f) Effect and consummate the merger or other business combination of Firm Computer Solutions, LTD, a Texas limited partnership ("FCS"), with and into Company in accordance with the TBCA, and upon such terms and conditions and in accordance with such documentation pre-approved by FNFI in its absolute and sole discretion. Upon the consummation of the merger or other business combination, (i) all of the assets and liabilities of FCS existing as of July 31, 1997 (including or excluding, as the case may be, assets and liabilities subsequently acquired or disposed of in the Ordinary Course of Business) shall be merged or otherwise transferred into Company; and (ii) all of the ownership interests in FCS, including all options, warrants, calls, conversion rights, commitments or agreements of any character which relate to such ownership interests, shall be canceled and extinguished.

        7.2 Covenants of FNFI and Newco. During the period from the date hereof to the Closing Date, FNFI and Newco shall:

               (a) Comply promptly with all applicable Legal Requirements imposed upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Shareholders in connection with any such requirements imposed upon the Shareholders or Company or upon any of Company's Affiliates in connection therewith or herewith;

               (b) Use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by FNFI in connection with the transactions contemplated by this Agreement;

               (c) Use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.7 of this Agreement; and

               (d) Cause Surviving Corporation to continue at least one (1) significant historical business line of Company, or use at least a significant portion of Company's historical business assets in a business, in each case in accordance with Treasury Regulation Section 1.368-1.

               (e) Promptly advise Company orally and, within three (3) business days thereafter, in writing of any change in FNFI's or Newco's business or condition that has had or would reasonably be expected to have a Material Adverse Effect on FNFI or Newco;

        7.3 Tax-Free Reorganization/Tax Advice.

               (a) Except as a result of breaches by FNFI, Newco and/or Surviving Corporation of Section 7.3(b) below, each Shareholder shall assume and be fully responsible for any and all Liability, including without limitation any and all Tax Liability, incurred by him, which is caused by, arises from, or relates to the failure of the Merger to qualify, in any respects, as a tax-free reorganization pursuant to Code Section 368(a). Company and Shareholders acknowledge that they have received their own independent tax advice with respect to the Merger, this Agreement and the transactions contemplated thereby, including without limitation whether the Merger qualifies as a tax-free reorganization in accordance with Section 368(a) of the Code, and except as provided in Section 7.3(b) below, are not in any way relying on any statements or advice of FNFI, Newco or any of their officers, directors, employees, agents or representatives, other than the representations and warranties of FNFI and Newco contained herein or in any ancillary agreement hereto.

               (b) Neither FNFI, Newco, Surviving Corporation nor any Shareholder shall take any action which, alone or taken together with other actions, would result in the Merger not being treated as a tax-free reorganization, including, but not limited to, the taking of any position that would jeopardize the characterization of the Merger as a tax-free reorganization.

        7.4 Continuity of Interest. Shareholders shall not dispose of any shares of Fidelity Common Stock in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation
Section 1.368-1.

        7.5 Access and Information.

               (a) During the period commencing on the date hereof and continuing through the Closing Date, Shareholders shall cause Company to afford to FNFI and to FNFI's accountants, counsel, and other representatives, reasonable access during regular business hours and without undue interruption to its business to all of its properties, books, contracts, commitments, records and personnel and, during such period, to cause Company to furnish promptly to FNFI all information concerning its business, properties and personnel as FNFI may reasonably request.

               (b) Except to the extent permitted by the provisions of Section 7.8, below, FNFI shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Shareholder or Company concerning Company and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as result of disclosure by FNFI or its representatives; (ii) becomes available to FNFI or its representatives from a third party other than Shareholders or Company, and FNFI or its representatives have no reason to believe that such third party is not entitled to disclose such information; (iii) is known to FNFI or its representatives on a non-confidential basis prior to its disclosure by Shareholders or Company; or (iv) is made available by Shareholders or Company to any other Person on a non-restricted basis. FNFI's obligations under the foregoing sentence shall expire on the Closing Date or, if the closing does not occur, one year after the date hereof.

        7.6 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and costs) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the same.


        7.7 Certain Notifications. At all times from the date hereof to the Closing Date, each Party shall promptly notify the others in writing of the occurrence of any event that will or reasonably would be expected to result in the failure to satisfy any of the conditions specified in Sections 3.6 and 3.7, above.

        7.8 Publicity. At all times prior to the Closing Date, each Party shall obtain the consent of all other Parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of Company or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, and others are made aware of the terms of this Section 7.8. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations; provided that the Party furnishing such information shall have used its reasonable best efforts to comply with this provision first, and in any event does so only with the advice of counsel.

        7.9 Further Assurances.

               (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

               (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Shareholders and the proper officers or directors of FNFI and Company, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or appropriate documentation.

        7.10 Competing Offers. Shareholders agree that they will not, and will cause Company not to, directly or indirectly, through an officer, director, agent, or otherwise, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of Company or its assets or capital stock or a merger or similar transaction, and Shareholders will not, and will not permit Company to, engage any broker, financial adviser or consultant to initiate or encourage proposals or offers from other Persons. Furthermore, Shareholders shall not, and shall not permit Company to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than FNFI and its representatives with a view to engaging, or preparing to engage, that Person with respect to any matters in this Section
7.10. Shareholders shall ensure that Company shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so.

        7.11 Post-Termination Employment. Company and Shareholders acknowledge and agree that after the Effective Time (i) neither FNFI nor Surviving Corporation shall be required to employ or retain any employee of Company or any other Person; and (ii) FNFI, in its sole and absolute discretion, may cause Surviving Corporation to retain all, some, or none or such employees.

        7.12 NYSE Listing. FNFI will make such filings as are necessary with the New York Stock Exchange regarding the transactions contemplated hereby and will cause the shares of Fidelity Common Stock to be issued under this Agreement to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Effective Time.

               7.13 Employee Benefits. As of the Effective Time, the Company's Benefit Arrangements and Employee Plans shall either be fully maintained or Company's employees and their eligible dependents shall be consolidated into FNFI's Benefit Arrangements and Employee Plans with full takeover provisions ("FNFI Coverage"), such that, among other things, Company employees and their eligible dependents who receive FNFI Coverage are (i) credited for service with Company to be applied against all service and waiting periods under FNFI Coverage, (ii) credited for any deductibles paid for the plan year under the Company's Benefit Arrangements and Employee Plans to be applied against any deductibles under FNFI Coverage and (iii) not excluded from FNFI Coverage for any preexisting condition if such employee or eligible dependent was entitled to coverage under the Company's Benefit Arrangements and Employee Plans as of the Closing Date.

        7.14 Supplements to Schedules. Within five (5) days prior to the Closing, Company will supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to correct any information in any such Schedule which has been rendered inaccurate thereby.

        7.15 Officer and Director Indemnity. FNFI will not permit Company's organizational documents to be amended to affect adversely the provisions concerning indemnification for current indemnitees.

                                    ARTICLE 8

        [Omitted]

                                    ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

        9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

               (a) By mutual consent of the FNFI and Shareholders;

               (b) By Shareholders and Company as a group, on the one hand, or by FNFI, on the other hand, if there has been a material breach, failure to fulfill or default (collectively, a "Breach") on the part of the other Party (the "Breaching Party") of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein and such Breach is not cured by the Breaching Party within ten (10) business days of the receipt of written notice of such Breach from the other Party; or

               (c) By Shareholders and Company as a group, on the one hand, or by FNFI, on the other hand, if there shall be a final non-appealable order of a Governmental Entity or arbitrator in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity or arbitrator which would make the consummation of the Merger illegal.

        9.2 Effect of Termination. In the case of any termination of this Agreement pursuant to Section 9.1, above, this Agreement shall forthwith become void, and there shall be no Liability or obligation on the part of any Party or its officers, directors or shareholders. Notwithstanding the foregoing sentence,
(i) the provisions of Section 7.5 and 7.6 shall remain in full force and effect and survive any termination of this Agreement; (ii) each Party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination pursuant to Section 9.1(b), above, then notwithstanding the provisions of Section 7.6, above, the breaching Party shall be liable to the non-breaching Party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated thereby.

        9.3 Amendment. This Agreement may be amended at any time by a written instrument executed by the Parties. Any amendment effected pursuant to this
Section 9.3 shall be binding upon all Parties.

        9.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party or Parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all Parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each Party under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that such Party may have against the other Parties.

                                   ARTICLE 10
                                 INDEMNIFICATION

        10.1 Survival of Representations and Warranties. The representations and warranties of Company and Shareholders contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby until the second
(2nd) anniversary of the Closing Date; provided that the representations and warranties contained in Sections 4.1.2, 4.1.4, 4.1.11, 4.1.20, 4.2.1 and 4.2.2
shall continue until the expiration of the applicable statutes of limitations.

        10.2 Indemnification by Company and Shareholders. Effective as of the Closing, Shareholders, severally in accordance with their pro rata ownership interests in Company immediately prior to the Effective Time, in consideration for the exchange of the Company Shares, covenant and agree with FNFI, Newco and Surviving Corporation and their respective officers, directors, employees, shareholders, assigns, successors and affiliates (a "FNFI Indemnified Party") to indemnify and hold harmless a FNFI Indemnified Party from, against and in respect of any and all Losses suffered, sustained, incurred or paid by any FNFI Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

               (a) any breach of any representation or warranty of any Shareholder or Company set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of any Shareholder or Company in connection herewith; or

               (b) any non-fulfillment of any covenant or agreement on the part of any Shareholder or Company in this Agreement which is required to be performed after the Closing.

Payment shall not be a condition precedent to recovery under the above indemnities.

        10.3 Indemnification by FNFI. Effective as of the Closing, FNFI covenants and agrees with Shareholders and their respective heirs, successors and assigns (a "Shareholder Indemnified Party") to indemnify and hold harmless a Shareholder Indemnified Party from, against and in respect of any and all Losses suffered, sustained, incurred or paid by any Shareholder Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

               (a) any breach of any representation or warranty of FNFI or Newco set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of FNFI or Newco in connection herewith; or

               (b) any non-fulfillment of any covenant or agreement on the part of FNFI or Newco in this Agreement which is required to be performed after the Closing.

Payment shall not be a condition precedent to recovery under the above indemnities.

        10.4 Third-Party Claims. In the event any third party asserts any Claim with respect to any matter as to which the indemnities in this Agreement relate, the Party or Person against whom the Claim is asserted (the "Indemnified Party") shall give prompt notice to the other Party or Person (the "Indemnifying Party"), and the Indemnifying Party shall have the right at its election to take over the defense or settlement of the third-party Claim at its own expense by giving prompt notice to the Indemnified Party. If the Indemnifying Party does not give such notice and does not proceed diligently so to defend the third-party Claim within thirty (30) days after receipt of the notice of the third-party Claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims and shall reimburse the Indemnified Party for its Losses related to the defense or settlement of the third-party Claim. The Parties shall cooperate in defending against any asserted third-party Claims. For purposes of this Article 10, the reference to this Agreement includes any certificate, Schedule, Exhibit, list, summary or other information provided or delivered to a party by the Indemnifying Party or its agents and affiliates in connection with this Agreement.

        10.5 Additional Indemnification Provisions. Notwithstanding anything to the contrary in this Article 10, (i) Shareholders aggregate Liability under
Section 10.2, above, shall not exceed Two Million Dollars ($2,000,000); (ii) Shareholders shall not incur any Liability under Section 10.2, above, until the aggregate amount of indemnification obligations exceed Twenty-

Five Thousand Dollars ($25,000); (iii) subject to clause (ii) above, Shareholders shall not incur any Liability under Section 10.2, above, for an indemnifiable Loss that individually does not exceed One Thousand Dollars ($1,000); (iv) Shareholders shall have the right but not the obligation to pay any indemnification obligations owed FNFI in Fidelity Common Stock valued at the Closing Fidelity Price; and (v) the Parties will make appropriate adjustments for any Tax benefits or Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 10.

        10.6 Indemnification Non-Exclusive. The indemnification provisions of this Article 10 are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Party may have for breach of representation, warranty, covenant or agreement.

        10.7 Access and Information. With respect to any claim for indemnification hereunder, the Indemnified Party will give to the Indemnifying Party and its counsel, accountants and other representatives full and free access during normal business hours and upon the giving of reasonable prior notice to their books and records relating to such claims, and to their employees, accountants, counsel and other representatives, all without charge to the Indemnifying Party, except for reimbursement of reasonable out-of-pocket expenses. The Indemnified Party agrees to maintain any of its books and records which may relate to a claim for indemnification hereunder for such period of time as may be necessary to enable the Indemnifying Party to resolve such claim; provided that the failure to do so shall not relieve the Indemnifying Party of any obligation hereunder unless the Indemnifying Party demonstrates that the failure to do so substantially prejudiced the Indemnifying Party in the defense of any third-party proceeding, and then only to the extent so prejudiced.

        10.8 Mitigation. The Indemnified Parties agree to mitigate their Losses and use their reasonable efforts to collect any indemnifiable damages from any available insurer or third-party indemnitors before collecting from the Indemnifying Party; provided, however, nothing in the foregoing sentence shall preclude any Indemnified Party from filing a claim against the Indemnifying Party from the outset. If any amounts are recovered from an insurer or third party after payment to an Indemnified Party, the recovering party (or parties) shall promptly pay over to such Indemnifying Party (or Parties) any such recovered amounts, but only to the extent of any Losses with respect to such matter.

        10.9 Right of Set-Off. Any Party to this Agreement shall be entitled to set-off against any amounts due to another Party under the terms of this Agreement or under any additional agreement, any amounts due from such other Party under the terms of this Agreement.

                                   ARTICLE 11
                               GENERAL PROVISIONS

        11.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

        11.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto.

        11.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided herein.

        11.4 Severability. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        11.5 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) if delivered personally (including by overnight express or messenger), upon delivery; (ii) if delivered by registered or certified mail, return receipt requested, upon the earlier of actual delivery or three (3) days after being mailed; or (iii) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the Parties at the following addresses:

               (a) If to FNFI, Newco or Surviving Corporation, addressed to:

                      Fidelity National Financial, Inc.
                      3916 State Street, Suite 300
                      Santa Barbara, California 93105
                      Attn: Andrew F. Puzder
                      Facsimile: (805) 898-7149

                      With a copy to:

                      C. Craig Carlson, Esq.
                      Stradling, Yocca, Carlson & Rauth
                      660 Newport Center Drive, Suite 1600
                      Newport Beach, California 92660-6441
                      Facsimile: (714) 725-4100

               (b)    If to Shareholders (Pre-Closing) and/or Company
                        (Pre-Closing), addressed to:

                      BRON Research, Inc.
                      P. O. Box 162094 (mailing address)
                      Austin, Texas 78716-2094
                      1001 S. Capital of Texas Hwy., Building I
                        (physical address)
                      Austin, Texas  78746
                      Attn:  Brian J. Balli/Ronald F. Herrman, Jr.
                      Facsimile: (512) 329-8140

                      With a copy to:

                      J. Matthew Lyons, Esq.
                      Brobeck, Phleger & Harrison LLP
                      301 Congress Avenue, Suite 1200
                      Austin, Texas 78701
                      Facsimile: (512) 477-5813


               (c) If to a Shareholder (Post-Closing), addressed to such Shareholder at such Shareholder's most recent address as shown on the records of the Company:

                      With a copy to:

                      J. Matthew Lyons, Esq.
                      Brobeck, Phleger & Harrison LLP
                      301 Congress Avenue, Suite 1200
                      Austin, Texas 78701
                      Facsimile: (512) 477-5813

        By its inclusion herein as a recipient of copies of notices, the parties acknowledge and agree that notwithstanding the fact that Brobeck, Phleger & Harrison LLP represented Company (which effective as of the Closing will be wholly owned by FNFI) in connection with the transactions contemplated by this Agreement, Brobeck, Phleger & Harrison LLP shall be (i) permitted to represent the Shareholders and their respective heirs, executors, administrators, affiliates, successors and assigns in connection with any and all matters which may arise out of or in connection with this Agreement, or any ancillary agreement hereto; and (ii) upon the receipt of appropriate conflict waiver letters, if any be required, and subject to applicable ethical obligations of attorneys, entitled to represent any of the other Parties (or their respective Affiliates) on any other matters which any such Party (or its Affiliates) may request.

        11.6 Pooling. If any provision of this Agreement or any ancillary agreement hereto or the application of any such provisions to any Person or circumstance precludes the use of "pooling of interests" accounting treatment in connection with the Merger, then provided the Parties mutually agree, (i) the Parties shall negotiate in good faith to agree to such amendments, modifications or supplements of or to this Agreement or such other appropriate actions in order, to the maximum extent practicable, for the Merger to be accounted for as a "pooling of interests," which amendments, modifications or supplements shall be deemed to take effect as of the date of this Agreement or any ancillary agreement hereto, as applicable; (ii) upon reading such agreement (if any), such provision shall be of no force and effect to the extent and solely to the extent necessary to preserve such accounting treatment for the Merger; and (iii) such invalidity or unenforceability shall in no way affect any of the other provisions hereof.

        11.7 Construction. Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        11.8 Headings. The headings of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

        11.10 Recitals, Schedules, and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

                            [SIGNATURE PAGES FOLLOW.]

        IN WITNESS WHEREOF, the foregoing Agreement and Plan of Reorganization is hereby executed as of the date first above written.

                                        FNFI:

                                        FIDELITY NATIONAL FINANCIAL, INC.,
                                        a Delaware Corporation

                                        By:   /s/ ANDREW F. PUZDER
                                              ----------------------------------
                                        Its:  Executive Vice President


                                        COMPANY:

                                        BRON RESEARCH, INC., a Texas Corporation

                                        By:   /s/ BRIAN J. BALLI
                                              ----------------------------------
                                        Its:  CEO


                                        SHAREHOLDERS:


                                        /s/ BRIAN J. BALLI
                                        ----------------------------------------
                                        Brian J. Balli


                                        /s/ RONALD F. HERRMANN, JR.
                                        ----------------------------------------
                                        Ronald F. Herrman, Jr.


                                        /s/ RYAN F. HERRMANN
                                        ----------------------------------------
                                        Ryan F. Herrman


                                        NEWCO:

                                        BRON ACQUISITION CORPORATION, a Texas
                                        Corporation


                                        By:    /s/ ANDREW F. PUZDER
                                        ----------------------------------------
                                        Its:   Executive Vice President